                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            PIONEER COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                         [PIONEER COMPANIES, INC. LOGO]

                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 26, 2001

                             ---------------------

     Pioneer Companies, Inc. will hold its Annual Meeting of Stockholders at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, Connecticut, on Tuesday, June 26, 2001, at 11:00 a.m.

     We are holding this meeting:

     - to elect two directors to serve until the Annual Meeting of Stockholders in 2004;

     - to ratify the appointment of Deloitte & Touche LLP as Pioneer's independent certified public accountants for the current year; and

     - to transact any other business that properly comes before the meeting.

     Pioneer's Board of Directors has selected May 10, 2001, as the record date for determining stockholders entitled to vote at the Annual Meeting.

     As of May 10, 2001, William R. Berkley, Chairman of Pioneer's Board of Directors, owned approximately 59.7% of Pioneer's Class A Common Stock (representing approximately 56.4% of the voting power of Pioneer's outstanding capital stock). As a result, Mr. Berkley has sufficient voting power to determine the results of the matters to be considered at the Annual Meeting. Mr. Berkley has advised that he will vote FOR each of the proposals to be considered at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                            By Order of the Board of Directors,

                                            Kent R. Stephenson
                                            Vice President, General Counsel
                                            and Secretary

Dated: May 21, 2001

                         [PIONEER COMPANIES, INC. LOGO]

                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002

                             ---------------------

                              GENERAL INFORMATION

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting of Pioneer Companies, Inc., stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of two directors and ratification of Pioneer's independent auditors. In addition, Pioneer's management will report on Pioneer's performance during 2000, discuss the current financial restructuring efforts and respond to questions from stockholders. Pioneer's Annual Report for the fiscal year ended December 31, 2000 is being mailed with this Proxy Statement.

     The annual meeting will be held on Tuesday, June 26, 2001, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, Connecticut, beginning at 11:00 a.m. The approximate mailing date of the Proxy Statement and the proxy is May 21, 2001.

WHO IS SOLICITING PROXIES?

     Pioneer's Board of Directors is soliciting the enclosed proxy for use at the annual meeting. Pioneer is paying the expense of preparing, printing and mailing this Proxy Statement, and Pioneer will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the Proxy Statement to the beneficial owners of the common stock.

WHO CAN VOTE AT THE MEETING?

     Only those who owned Pioneer's Class A Common Stock, Class B Common Stock or Series A Preferred Stock of record at the close of business on the record date, May 10, 2001, are entitled to receive notice of the annual meeting and to vote the shares of common stock or preferred stock that they held on that date at the meeting, or at any postponements or adjournments of the meeting.

WHAT ARE THE VOTING RIGHTS OF THE PIONEER STOCKHOLDERS?

     Each outstanding share of Pioneer's Class A Common Stock is entitled to one vote on each matter to be voted on at the meeting. Each share of Class B Common Stock is entitled to one-tenth of one vote and each share of preferred stock is entitled to 9.8 votes. The common stock and preferred stock will vote together as a single class on all matters to be acted on at the meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis, and Preferred Stock is fully convertible at any time into Class A Common Stock at a conversion rate of 9.8 shares of Class A Common Stock for each share of Preferred Stock.

HOW DO I VOTE?

     If you complete and properly sign the enclosed proxy card and return it to Pioneer, it will be voted as you direct. A stockholder who gives a proxy for use at the annual meeting can revoke it, by providing Pioneer's Vice President and Secretary with notice that the proxy is being revoked or by submitting a later dated proxy. If you attend the annual meeting in person, you can revoke your proxy by voting at the meeting.

     If your proxy card does not either specify a vote for or withhold authority to vote for a nominee for election as a director, the proxy will be voted for such person. If your proxy card does not specify a vote for or against ratification of the selection of the independent accountants, it will be voted in favor.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 10,647,035 shares of Class A Common Stock, 858,830 shares of Class B Common Stock and 55,000 shares of Series A Preferred Stock were outstanding.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     All matters to be acted on at the meeting require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting to constitute the action of the stockholders. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some matters that may be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will not be counted in determining whether there is a quorum. If you are a record holder and you abstain from voting with respect to any matter, your shares will be counted in determining whether there is a quorum.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF PIONEER'S STOCK?

     The following table shows, as of May 10, 2001, certain information regarding the shares of common stock and preferred stock owned by each person or entity who is known by Pioneer to be the beneficial owner of more than five percent of any class of stock. Except as noted, each person or entity has sole voting and investment power over the shares shown in the table.

                                                                      SHARES
                       NAME AND ADDRESS OF                         BENEFICIALLY   PERCENT
TITLE OF CLASS         BENEFICIAL OWNER                               OWNED       OF CLASS
--------------         -------------------                         ------------   --------
Class A Common Stock   William R. Berkley(1)....................    6,375,335       59.7
                       165 Mason Street
                       Greenwich, CT 06830
                       Richard C. Kellogg, Jr.(2)...............      630,916        5.9
                       2716 University Boulevard
                       Houston, Texas 77005
                       Frans G.J. Speets(2).....................      630,916        5.9
                       2400 Fountainview, #204
                       Houston, Texas 77057
Class B Common Stock   J.P. Morgan Chase & Co.(3)...............      858,830      100.0
                       Special Loan Group
                       270 Park Avenue, 48th Floor
                       New York, NY 10017
Preferred Stock        OCC Tacoma, Inc.(4)......................       55,000      100.0
                       5005 LBJ Freeway
                       Dallas, Texas 75380-9050

---------------

(1) Includes 3,723,850 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken, and so he may be deemed to be the beneficial owner of the shares held by Interlaken. Mr. Berkley's holdings (including the shares owned by Interlaken) represent 56.4% of the voting power of the Company's outstanding capital stock.

(2) Mr. Kellogg's holdings and Mr. Speets' holdings each represent 5.6% of the voting power of Pioneer's outstanding capital stock.

(3) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank, a predecessor of J.P. Morgan Chase & Co. The filing reported that Chemical Bank had acquired 858,830 shares of Class B Common Stock (as adjusted for the one-for-four reverse stock split on April 27, 1995, and the four seven-percent stock dividends paid to stockholders since that date), of which it was the beneficial owner with sole voting and dispositive power. The holdings of J.P. Morgan Chase & Co. represent 0.8% of the voting power of the outstanding capital stock.

(4) The holdings of OCC Tacoma, Inc. represent 4.8% of the voting power of the outstanding capital stock.

HOW MUCH STOCK DO PIONEER'S DIRECTORS AND EXECUTIVES OWN?

     The following table shows, as of May 10, 2001, information regarding beneficial ownership of Pioneer's common stock by each of Pioneer's directors and the nominees for director named herein, each of Pioneer's executive officers named in the Summary Compensation Table shown below, and all of Pioneer's directors and executive officers as a group. Included within beneficial ownership are shares that an individual has the right to acquire within 60 days of May 10, 2001 through the exercise of stock options. Percentages of common stock are based on the shares outstanding as of May 10, 2001, together with the shares that would be issued if the options are exercised.

                                                                   SHARES
                                      NAME OF                   BENEFICIALLY   PERCENT OF
TITLE OF CLASS                   BENEFICIAL OWNER                  OWNED        CLASS(1)
--------------                   ----------------               ------------   -----------
Class A Common Stock  William R. Berkley.....................    6,375,335        56.6
                      Michael J. Ferris(2)...................      518,554         4.6
                      Philip J. Ablove(3)....................       88,394           *
                      Andrew M. Bursky(4)....................      310,026         2.8
                      Donald J. Donahue(5)...................      260,238         2.3
                      Richard C. Kellogg, Jr.................      630,916         5.6
                      John H. Kennedy........................        8,134           *
                      Jack H. Nusbaum........................       27,573           *
                      Norman E. Thogersen(6).................       23,728           *
                      Kent R. Stephenson(7)..................       33,212           *
                      Pierre Prud'homme(8)...................        2,289           *
                      All directors and executive officers as
                        a group (11 persons).................    8,275,996        73.5

---------------

(1) Percentages of less than one percent are indicated by an asterisk (*).

(2) Includes currently-exercisable options for the purchase of 334,395 shares.

(3) Includes currently-exercisable options for the purchase of 74,695 shares.

(4) Includes currently-exercisable options for the purchase of 122,493 shares.

(5) Includes 98,308 shares held by the Donahue Family Partnership, which Mr. Donahue serves as the general partner.

(6) Includes currently-exercisable options for the purchase of 22,728 shares.

(7) Includes currently-exercisable options for the purchase of 29,936 shares.

(8) Includes currently-exercisable options for the purchase of 2,289 shares.

     Pioneer does not know of any current arrangements, including any pledge by any persons of Pioneer securities, that may result in a change of control of Pioneer in the future.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     Pioneer's Board of Directors is divided into three classes, having three-year terms that expire in successive years. This year it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Jack H. Nusbaum and Richard C. Kellogg, Jr. as directors. If reelected, they will hold office for a term of three years, until the annual meeting in 2004, and until their successors are duly chosen. Donald J. Donahue, whose term also expires in 2001, will not be standing for reelection, although he has agreed to serve as director emeritus of Pioneer and offer the continuing benefit of his experience to the Board of Directors. The Board of Directors has determined to leave Mr. Donahue's seat on the Board of Directors vacant, and another seat on the Board is also vacant. If either vacancy is filled by the Board of Directors during the year, the person so appointed would stand for election by the stockholders at the annual meeting to be held in 2002.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event either of the two nominees is unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the two named nominees.

     The following table shows information regarding the nominees and the remaining directors who will continue in office after the annual meeting.

                                             SERVED AS
                                            DIRECTOR OF
                                            THE COMPANY                BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS,
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Nominees to Hold Office Until 2004
Jack H. Nusbaum(1)(2).....................      1988       Mr. Nusbaum is Chairman of the New York law
                                                           firm of Willkie Farr & Gallagher, where he
                                                           has been a partner for more than twenty-five
                                                           years. Mr. Nusbaum is also a director of
                                                           W.R. Berkley Corporation, Strategic
                                                           Distribution, Inc., Prime Hospitality Corp.,
                                                           The Topps Company, Inc. and Neuberger
                                                           Berman, Inc. Mr. Nusbaum is 60 years of age.
Richard C. Kellogg, Jr. ..................      1995       Mr. Kellogg has been a private investor
                                                           since January 1997. He served as Pioneer's
                                                           President from April 1995 to January 1997.
                                                           Mr. Kellogg was a co-founder of Pioneer
                                                           Americas, Inc. and served as Chairman of the
                                                           Board and as a director of that company from
                                                           its formation in 1988 until its acquisition
                                                           by Pioneer in 1995. He also serves as
                                                           Chairman of Basic Management, Inc. Mr.
                                                           Kellogg is 49 years of age.

                                             SERVED AS
                                            DIRECTOR OF
                                            THE COMPANY                BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS,
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Directors to Continue in Office Until 2002
Philip J. Ablove..........................      1991       Mr. Ablove has been Pioneer's Executive Vice
                                                           President and Chief Financial Officer since
                                                           November, 1999. He was Pioneer's Vice
                                                           President and Chief Financial Officer from
                                                           March 1996 to November 1999. He was a
                                                           consultant and officer and director
                                                           specializing in financially distressed
                                                           companies from 1983 to 1996, and in a
                                                           consulting role he served as Acting Chief
                                                           Financial Officer of Pioneer from October
                                                           1995 to March 1966. Mr. Ablove is 61 years
                                                           of age.
Andrew M. Bursky(3)(4)....................      1994       Mr. Bursky has been a Managing Director of
                                                           Pegasus Investors, L.P., a private
                                                           investment firm, since June 1999. From May
                                                           1980 to May 1999, he was a Managing Director
                                                           of Interlaken Capital, Inc., a private
                                                           investment and consulting firm. He also
                                                           serves as a director of Strategic
                                                           Distribution, Inc. Mr. Bursky is 44 years of
                                                           age.
John R. Kennedy(1)........................      1998       Mr. Kennedy retired as President and Chief
                                                           Executive Officer of Federal Paper Board
                                                           Company, Inc. in 1996, after serving that
                                                           company since 1975. He also serves as a
                                                           director of International Paper Company,
                                                           Chase Brass Industries, Inc., Modis
                                                           Professional Services, Inc., and Holnam Inc.
                                                           Mr. Kennedy is 70 years of age.
Directors to Continue in Office Until 2003
William R. Berkley(2)(3)(4)...............      1987       Mr. Berkley has been Pioneer's Chairman of
                                                           the Board since 1987. He also serves as
                                                           Chairman of the Board of several other
                                                           companies that he controls or founded. These
                                                           include W.R. Berkley Corporation, a property
                                                           and casualty insurance company, Strategic
                                                           Distribution, Inc., a distributor of
                                                           maintenance, repair and operations products
                                                           to industry, Associated Community Bancorp,
                                                           Inc., a bank holding company, and Interlaken
                                                           Capital, Inc., a private investment and
                                                           consulting firm. Mr. Berkley is 55 years of
                                                           age.

                                             SERVED AS
                                            DIRECTOR OF
                                            THE COMPANY                BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS,
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Michael J. Ferris(3)......................      1997       Mr. Ferris has been Pioneer's President and
                                                           Chief Executive Officer since January 1997.
                                                           Prior to joining Pioneer, he was employed by
                                                           Vulcan Materials Company from March 1974 to
                                                           January 1997, and he served as an Executive
                                                           Vice President of Vulcan from 1996 to 1997.
                                                           Vulcan is engaged in the production of
                                                           industrial materials and commodities with
                                                           significant positions in two industries,
                                                           construction aggregates and chemicals. Mr.
                                                           Ferris is also a director of ChemFirst, Inc.
                                                           Mr. Ferris is 56 years of age.

---------------

(1) Member of Audit Committee.

(2) Member of Administrative Committee.

(3) Member of Executive Committee.

(4) Member of Compensation and Stock Option Committee.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
                                     "FOR"
             THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

HOW ARE DIRECTORS COMPENSATED?

     In 1992, the Board of Directors determined that each director who is not also a Pioneer employee would receive an annual retainer and a quarterly fee for attendance at meetings. The Board has established the annual retainer at a level of $22,000, and the quarterly meeting fee at $2,000. The annual retainer is generally paid in the form of a grant of shares of Class A Common Stock under Pioneer's 1993 Non-Employee Director Stock Plan. However, given Pioneer's current financial difficulties and the impact those difficulties have had on the value of the Common Stock, no shares of Common Stock were distributed as payment of the 2000 annual retainer, which has not been paid in any manner.

HOW OFTEN DID THE BOARD MEET DURING 2000?

     Pioneer's Board of Directors met six times during 2000. Each of the persons serving as a director in 2000 attended at least 75% of the total number of meetings of the Board and meetings of the committees of which the director was a member during 2000. Action by written consent is also considered by the Board and its committees from time to time.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Board has four standing committees: the Audit Committee, the Administrative Committee, the Executive Committee and the Compensation and Stock Option Committee.

     Audit Committee. The Audit Committee, which during 2000 was composed of Messrs. Donahue, Kennedy and Nusbaum, advises the Board as to the selection of Pioneer's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met once during 2000.

     Administrative Committee. The Administrative Committee, which during 2000 consisted of Messrs. Berkley, Donahue and Nusbaum, was formed during 1997 to establish the qualifications for service as a director and to seek suitable candidates for such service. The Committee did not meet during 2000. The

Committee will consider individuals recommended by stockholders for service on the Board of Directors. Such recommendations should be provided to Pioneer's Corporate Secretary.

     Executive Committee. The Executive Committee, which during 2000 was composed of Messrs. Berkley, Bursky, Donahue and Ferris, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 2000.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee establishes the level of compensation to be paid to Pioneer's officers and administers Pioneer's stock option plans. The Committee met once during 2000. Messrs. Berkley, Bursky and Donahue served on the Committee during 2000.

WHAT ARE PIONEER'S POLICIES WITH RESPECT TO EXECUTIVE COMPENSATION?

     The Compensation and Stock Option Committee of Pioneer's Board of Directors has furnished the following report on executive compensation for 2000.

     In 2000, compensation for Pioneer's executives included base salary and participation in the benefits programs available to all other salaried employees of Pioneer. Salary levels are compared to industry survey data on an annual basis to ensure that compensation levels allow Pioneer to attract and retain highly-competent executives. Notwithstanding that process, in 1999 it had been determined that salary increases would not be awarded, in view of the downturn in the industry's business cycle and the anticipated effects on Pioneer's results. While Pioneer's financial difficulties continued in 2000, salary increases were awarded during the year in order to maintain Pioneer's competitive position and retain valuable employees.

     Long-term incentives for Pioneer's executives have been provided in the form of stock option grants to executives upon the commencement of service and additional grants on a periodic basis. Grants are based on the perceived value that an executive will provide to Pioneer.

     During 2000 the Committee determined that in view of the relatively modest number of shares available for grant under Pioneer's stock option plans, an additional form of long-term compensation, based on Pioneer's levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"), would be appropriate. Pioneer's Long Term Incentive Plan provides that a percentage of Pioneer's annual EBITDA in excess of an amount determined on an annual basis (and linked to anticipated break-even cash flow) will be credited to a payment pool, with payments up to an individual's targeted payment percentage to be made over cumulative three-year periods. The targeted payment percentage ranges from 20% of salary to 80% of salary. However, no amounts were credited to the payment pool based on Pioneer's 2000 cash flow, so no payments under the Long Term Incentive Plan will be made before the end of 2003, at the earliest.

     Another component of compensation, an annual cash bonus, is provided to Pioneer's executives, as well as all other Pioneer employees, under Pioneer's Shared Earnings Plan. Under that plan, a specified return on Pioneer's assets must be achieved before cash bonuses are paid. That return was not achieved in 2000, and as a result no cash bonuses were paid for 2000 performance.

     The Compensation and Stock Option Committee of the Board of Directors has generally reviewed the components of the executive compensation program on a regular basis to ensure that compensation is competitive within the chemical industry and promotes the alignment of executive and stockholder interests. However, the Committee's recent determinations have focused on the need to retain key executives during Pioneer's financial restructuring. The initial result of that focus has been the adoption of an executive severance program, providing for severance pay in the event of termination of an executive's employment for any reason other than cause. For Mr. Ferris and Mr. Ablove, the program provides for severance pay equal to two years' salary. For other executives one years' salary will be provided as severance pay. The Committee may consider other means of retaining key executives, should developments surrounding Pioneer's financial restructuring warrant the implementation of additional programs.

     Michael J. Ferris has served as Pioneer's President and Chief Executive Officer since January 4, 1997. His salary for service as Pioneer's chief executive officer during 2000 was $400,000. That salary level does not reflect an increase from 1999, as the Committee accepted Mr. Ferris' suggestion that, in view of Pioneer's financial circumstances, it would be appropriate for him to forego a raise during the year. Despite the acceptance of that suggestion, the Committee is quite satisfied with Mr. Ferris' performance, which is deemed by the Board of Directors to have continued at a highly effective level during a period of industry-wide difficulty. As with other participants, his participation in Pioneer's Long Term Incentive Plan and Shared Earnings Plan did not result in the accrual or payment of any cash bonus with respect to 2000. During the year he was awarded options for the purchase of 25,000 shares of Common Stock, which reflects recognition of the value of Mr. Ferris' efforts to Pioneer over the long-term.

                                            William Berkley
                                            Andrew M. Bursky
                                            Donald J. Donahue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee, is the Chairman of the Board of Directors of Pioneer and, as of May 10, 2001, may be deemed to beneficially own approximately 59.7% of the Class A Common Stock (representing approximately 56.4% of the voting power of Pioneer's stock).

     During 1999, Pioneer entered into arrangements with an affiliate of Strategic Distribution, Inc. pursuant to which the affiliate provides procurement, handling and data management for maintenance, repair and operating supplies at Pioneer's facilities in Henderson, Nevada and St. Gabriel, Louisiana. Mr. Berkley owns approximately twenty-three percent of Strategic Distribution's common stock, and serves as the chairman of the board of directors of the company. Andrew R. Bursky, a Pioneer director who is also a member of the Compensation and Stock Option Committee, is also a director of Strategic Distribution. Since January 1, 2000, Pioneer has paid the Strategic Distribution affiliate a total of approximately $942,000 for services rendered to Pioneer under the agreements.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In accordance with the 1995 agreement relating to the acquisition of Pioneer Americas, Inc. by Pioneer, Pioneer did not provide value for certain assets not necessary for its chlor-alkali business, but instead retained the assets for the benefit of the former owners of Pioneer Americas, Inc. Those assets included certain excess real property in St. Gabriel, Louisiana and Mojave, California, and Pioneer's 32% equity interest in Basic Management, Inc. and, directly and indirectly, approximately 37% of the partnership interest in The LandWell Company, L.P. Any proceeds from the assets were held in a separate contingent payment account for the benefit of the former owners, subject to offset against any claims by Pioneer under environmental warranties provided to the Pioneer by the former owners. Included among the former owners are Richard
C. Kellogg, Jr., a director of Pioneer and the beneficial owner of 5.9% of Pioneer's Class A Common Stock, and Frans G. J. Speets, who is the beneficial owner of 5.9% of Pioneer's Class A Common Stock. Messrs. Kellogg and Speets had interests in the contingent payment account of 39.4% and 29.4%, respectively.

     Beginning in 1999 Pioneer and the former owners began negotiating the resolution of a dispute regarding the extent of the environmental indemnity and whether Pioneer had provided proper notice of claims under the indemnity. During 2000 Pioneer and the former owners reached agreement to settle the dispute and to terminate the relationship that gave rise to it. The former owners were released from their environmental indemnity obligations, and the record title to the assets held by Pioneer for their benefit and $800,000 of the cash balance in the contingent payment account were transferred by Pioneer to a new entity formed by it, and all of the equity interests in that entity were transferred to the former owners. The remaining balance in the contingent payment account, $5.3 million, was retained by Pioneer. That amount included the amount of outstanding indemnity claims as well as the present value of anticipated environmental liabilities subject to the indemnity, as determined by a third-party environmental analysis. The settlement and the resulting adjust-ment to Pioneer's remediation reserve led to a pre-tax gain of $1.8 million for Pioneer during the second quarter of 2000.

     In connection with the 1995 acquisition agreement, Messrs. Kellogg and Speets each also hold promissory notes payable by Pioneer in the principal amounts of $4,512,330 and $3,366,062, respectively. As a part of the settlement of the dispute with the former owners, the notes were revised to provide for a single maturity date of April 20, 2005. Previously the notes were payable in five equal annual installments beginning on April 1, 2001. Since January 1, 2000, Pioneer has paid Messrs. Kellogg and Speets interest on the notes in the amounts of approximately $364,000 and $271,000, respectively. The notes are currently in default, since Pioneer did not make the payments of interest that were due on January 1 and April 1 of this year.

     A Pioneer subsidiary is party to an agreement with Basic Management, Inc. for the delivery of water to Pioneer's facility in Henderson, Nevada. The agreement provides for the delivery of a minimum of eight million gallons of water per day, and it expires on December 31, 2014, unless terminated earlier under certain circumstances. Basic Management also charges Pioneer and other companies in the Henderson industrial complex for power distribution services and real property management services. Since January 1, 2000, Pioneer has paid Basic Management approximately $2.2 million for providing such services. At March 31, 2001, the amount owed to Basic Management was approximately $286,000. An entity in which Messrs. Kellogg and Speets have respective 39.4% and 29.4% equity ownership interests owns 32% of the equity interest of Basic Management. Mr. Kellogg also serves as chairman of the board of directors of Basic Management.

     On April 20, 1995, the Company entered into a five-year employment agreement with Mr. Kellogg pursuant to which he served as President of Pioneer. Mr. Kellogg resigned as Pioneer's President on January 4, 1997. He continued to perform services for Pioneer, and pursuant to the terms of the agreement Pioneer continued to pay Mr. Kellogg an annual salary of $300,000 until the termination of the agreement on April 20, 2000.

     In connection with the 1995 acquisition agreement Pioneer also entered into an employment agreement with Mr. Speets, pursuant to which Pioneer paid Mr. Speets an annual salary of $190,000 through April 30, 2000.

     Jack H. Nusbaum, a director of Pioneer, is Chairman of the law firm of Willkie Farr & Gallagher, which has provided legal services to Pioneer from time to time. Mr. Nusbaum is also a director of Strategic Distribution, Inc. An affiliate of Strategic Distribution provides services to Pioneer, as discussed above under "Compensation Committee Interlocks and Insider Participation."

     Each transaction involving officers of Pioneer, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of Pioneer's disinterested directors. It is Pioneer's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to Pioneer as those available in similar transactions made with non-affiliated parties.

                           SUMMARY COMPENSATION TABLE

     The following table provides information with respect to the compensation of Pioneer's President and Chief Executive Officer and the four other most highly paid executive officers. Where appropriate, share data reflects the two seven percent stock dividends paid to holders of record during the last three years.

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                  ANNUAL COMPENSATION                               AWARDS        ALL OTHER
                              ---------------------------      OTHER ANNUAL      -------------     COMPEN-
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   COMPENSATION(1)($)   OPTIONS(2)(#)   SATION($)(3)
---------------------------   ----   ---------   --------   ------------------   -------------   ------------
Michael J. Ferris             2000    400,010         --              --            25,000          4,750
  President and Chief         1999    400,010         --              --            26,750          4,800
  Executive Officer           1998    387,506     78,581              --            28,622          4,200
Norman E. Thogersen           2000    244,540         --           7,796            17,500             --
  Executive Vice President    1999    217,645         --           8,970            10,700             --
  and Chief Operating         1998    187,594     78,790          13,200            13,738             --
  Officer(4)
Philip J. Ablove              2000    225,009         --              --            12,500          6,563
  Executive Vice President    1999    225,005         --              --             8,025          4,800
  and Chief Financial
  Officer                     1998    225,003     36,873              --             9,159          4,125
Kent R. Stephenson            2000    174,307         --              --             5,000          5,229
  Vice President, General     1999    168,004         --              --             4,280          4,800
  Counsel and Secretary       1998    164,753     20,039              --             4,579          4,800
Pierre Prud'homme             2000     82,069         --           4,747             3,000             --
  Vice President and          1999     80,191         --           5,178             2,140             --
  Controller                  1998     75,264     18,884           5,377             2,289             --

---------------

(1) The amounts for Mr. Thogersen relate to the personal use of a company car and premiums related to a company-paid life insurance policy, and the amounts for Mr. Prud'homme relate to the personal use of a company car.

(2) Expressed in terms of the numbers of shares of Pioneer's Class A Common Stock underlying options granted during the year. Option grants in 1999 and 2000 were under Pioneer's 1998 Stock Plan. The option grants in 1998 were under Pioneer's 1995 Stock Incentive Plan.

(3) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

(4) Mr. Thogersen resigned effective February 22, 2001.

(5) Mr. Prud'homme was elected Vice President and Controller of Pioneer on November 17, 2000. From November 2, 1999, to November 17, 2000, he served as Vice President, Business Planning and Development, of Pioneer and prior thereto he served as Vice President and Controller of Pioneer's Canadian subsidiary.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     Upon his resignation as Pioneer's Executive Vice President and Chief Operating Officer Mr. Thogersen entered into a severance agreement with Pioneer that provides for his continuing employment for a two-year period. During the period Mr. Thogersen is continuing to receive annual compensation of C$350,000 (approximately US$233,415 at current exchange rates), and he continues to participate in benefit programs provided by Pioneer's Canadian subsidiary.

     Pioneer has established a severance program for all employees, and an executive severance program that applies to Pioneer's executives in the event of a termination of employment for reasons other than for cause. Under the latter program, following a termination without cause Mr. Ferris and Mr. Ablove would each receive two years' severance pay and Messrs. Stephenson and Prud'homme would each receive one year's severance pay.

PENSION PLAN

     Defined benefit retirement coverage is provided to U.S.-based executive officers under Pioneer's Pension Plan. At the normal retirement age of 65, participants under the plan receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay and annual performance and incentive programs, but excludes all other items of compensation. In addition, Pioneer maintains a nonqualified, unfunded plan, the Restoration Retirement Plan, that provides benefits for key salaried employees in an amount equal to the amount that would be paid under the pension plan but for the maximum compensation limit (currently $170,000) under the Internal Revenue Code. Each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, participates in the Restoration Retirement Plan. The following table sets forth benefits payable under the Pension Plan and the Restoration Retirement Plan, computed as a straight life annuity beginning at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit.

                               PENSION PLAN TABLE

                                                           YEARS OF SERVICE*
                                          ----------------------------------------------------
REMUNERATION                                 15         20         25         30         35
------------                              --------   --------   --------   --------   --------
$125,000................................  $ 26,809   $ 35,745   $ 44,681   $ 53,618   $ 62,554
 150,000................................    32,434     43,245     54,056     64,868     75,679
 175,000................................    38,059     50,745     63,431     76,118     88,804
 200,000................................    43,684     58,245     72,806     87,368    101,929
 225,000................................    49,309     65,745     82,181     98,618    115,054
 250,000................................    54,939     73,245     91,556    109,868    128,179
 300,000................................    66,184     88,245    110,306    132,368    154,429
 400,000................................    88,684    118,245    147,806    177,368    206,929
 450,000................................    99,934    133,245    166,556    199,868    233,179
 500,000................................   111,184    148,245    185,306    222,368    259,429

---------------

* The estimated years of credited service for each of the named executive officers of Pioneer as of December 31, 2000, were: Mr. Ferris -- 4 years; Mr. Ablove -- 4 years; Mr. Stephenson -- 7 years and Mr. Prud'homme -- 22 years.

     Under the Internal Revenue Code the amount of Pioneer's contributions under its 401(k) Savings Plan are also limited if an individual's annual compensation is in excess of $170,000. Under the Restoration Retirement Plan unfunded benefits are provided to each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, in an amount equal to three percent of pay in excess of the salary limitation amount.

     Defined benefit retirement coverage will be provided to Mr. Thogersen under the pension plan maintained by Pioneer's Canadian subsidiary. At the expiration of the severance agreement between Pioneer and Mr. Thogersen, he will be eligible to receive annual benefits of C$173,000 per year (approximately US$115,374 at current exchange rates), based on what will have been 32 years of credited service at that time. While Revenue Canada regulations limit pension benefits, the amount of the pension benefits to be provided to Mr. Thogersen that exceeds the limits will be provided under an unfunded, excess pension plan.

OPTION GRANTS IN 2000

     The following table provides information with respect to grants of stock options during 2000 to the named executive officers:

                                                                   PERCENT OF      VALUE AT ASSUMED
                                                      NUMBER OF      TOTAL       ANNUAL RATES OF STOCK
                                                       SHARES       OPTIONS     PRICE APPRECIATION FOR
                                                     UNDERLYING    GRANTED TO         OPTION TERM
                                                       OPTIONS     EMPLOYEES    -----------------------
NAME                                                 GRANTED(#)     IN 2000       5%($)        10%($)
----                                                 -----------   ----------   ----------   ----------
Michael J. Ferris..................................    25,000         19.7       222,059      353,592
Norman E. Thogersen................................    17,500         13.8       155,441      247,514
Philip J. Ablove...................................    12,500          9.8       111,030      176,796
Kent R. Stephenson.................................     5,000          3.9        44,412       70,718
Pierre Prud'homme..................................     3,000          2.4        26,647       42,431

     All of the options were granted under Pioneer's 1998 Stock Plan, with exercise prices equal to the fair market value of the Common Stock on the date of grant. All of the options have an exercise price of $5.453 per share, are exercisable in full on or after March 23, 2003, and expire if not exercised prior to March 23, 2010.

     The amounts indicated as potential realizable values reflect assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Pioneer's stock price. Pioneer did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

AGGREGATED YEAR-END OPTION AMOUNTS

     The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2000, with respect to options to purchase Class A Common Stock of Pioneer. The closing price of the Class A Common Stock on December 29, 2000, the last trading day of Pioneer's fiscal year, was $0.688 per share, and none of the options that are outstanding were "in-the-money" (that is, the exercise prices for all shares that may be purchased upon the exercise of options exceeded the year-end market price). None of the named executive officers exercised any stock options during the year.

                                                                   NUMBER OF SHARES
                                                                UNDERLYING UNEXERCISED
                                                                OPTIONS AT DECEMBER 31,
                                                                       2000 (#)
                                                              ---------------------------
NAME                                                          EXERCISABLE   UNEXERCISABLE
----                                                          -----------   -------------
Michael J. Ferris...........................................    334,395        240,643
Norman E. Thogersen.........................................      8,990         63,572
Philip J. Ablove............................................     65,539         29,684
Kent R. Stephenson..........................................     25,357         13,859
Pierre Prud'homme...........................................         --          7,429

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the period commencing December 31, 1995, and ending December 31, 2000, to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Midcap 400 Chemicals Stock Index (Airgas, Inc., Cabot Corporation, Calgon Carbon Corporation, Georgia Gulf Corporation, IMC Global Inc., Lyondell Petrochemical Company and Solutia Inc.). Dates are for fiscal years ending December 31 in each of the years indicated. The graph assumes a $100 investment in the Pioneer's Common Stock and in each index on December 31, 1995, and that all dividends paid by the companies included in each index were reinvested.

                              [PERFORMANCE CHART]

----------------------------------------------------------------------------------------------------------------
                                       1995         1996         1997         1998         1999         2000
----------------------------------------------------------------------------------------------------------------
 Pioneer Companies, Inc.                 100        79.26       222.62        72.60       137.15        13.34
 S&P 500                                 100       122.96       163.98       210.84       255.21       231.98
 S&P Midcap 400 Chemicals                100        99.58       103.62        78.09        63.21        69.84

                                  PROPOSAL 2:

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as Pioneer's independent accountants for a number of years, and the firm has been appointed by the Board of Directors as independent certified public accountants to audit Pioneer's financial statements for the fiscal year ending December 31, 2001. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for 2001 without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

     It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
                               "FOR" RATIFICATION
      OF THE SELECTION OF DELOITTE & TOUCHE LLP UNLESS OTHERWISE DIRECTED.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for June 26, 2001, will be held on or about May 23, 2002. All stockholder proposals relating to a proper subject for action at the 2002 Annual Meeting to be included in Pioneer's Proxy Statement and form of proxy relating to that meeting must be received by Pioneer for its consideration at its principal executive offices no later than December 26, 2001, all in accordance with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

COMPLIANCE WITH SEC.16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires Pioneer's executive officers and directors, and persons who own more than ten percent of Pioneer's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of Section 16(a) reports furnished to Pioneer, Pioneer has identified one instance of a report for the year ended December 31, 2000, that was not filed in a timely manner. A report of an acquisition of shares by Norman E. Thogersen, then Pioneer's Executive Vice President and Chief Operating Officer, was filed a month late, after Mr. Thogersen's broker failed to notify him in a timely manner of the execution of a standing purchase order.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                            By order of the Board of Directors,

                                            WILLIAM R. BERKLEY
                                            Chairman of the Board

May 21, 2001

                             PIONEER COMPANIES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR THE JUNE 26, 2001 ANNUAL MEETING

         The undersigned hereby constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, Connecticut on Tuesday, June 26, 2001, at 11:00 a.m., and any adjournments thereof, on all matters coming before said meeting.

DIRECTORS RECOMMEND A VOTE "FOR" ELECTION OF ALL NOMINEES AND "FOR" PROPOSAL 2.

1. ELECTION OF TWO DIRECTORS TO A CLASS EXPIRING IN 2002.

          [ ] FOR nominees              [ ] WITHHOLD AUTHORITY
              listed below                  to vote for nominees

     Jack H. Nusbaum and Richard C. Kellogg, Jr.

     [ ] FOR, except vote withheld from the following nominee(s)

--------------------------------------------------------------------------------

2. Proposal to ratify the Board of Directors' selection of Deloitte & Touche LLP as independent public accountant of the Company.

                  [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR
ITEM 2.


                                       DATE
                                           -------------------------------------


                                       -----------------------------------------
                                                      Signature


                                       -----------------------------------------
                                              Signature (if held jointly)

                                       NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                       The signor hereby revokes all proxies
                                       heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                       PLEASE MARK, SIGN, DATE AND RETURN THIS
                                       PROXY CARD PROMPTLY, USING THE ENCLOSED
                                       ENVELOPE. THANK YOU.